Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Second Quarter Fiscal Year 2020 Results

Mitchel Field, NY, December 12, 2019 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) reported revenues for the second quarter of fiscal 2020, which ended October 31, 2019, of $9.1 million compared to $12.1 million in the second quarter of fiscal 2019. Revenues for the first six months of fiscal 2020 were $21.6 million compared to $23.2 million recorded in the same period of the prior year. The Company recorded operating loss of $4.9 million for the second quarter of fiscal 2020, compared to an operating loss of $230,000 in the second quarter of fiscal 2019. Operating loss for the first six months of fiscal 2020 was $5.7 million compared to $146,000 in the first half of fiscal 2019. Net loss for the second quarter of fiscal 2020 was $4.9 million or ($0.54) per diluted share compared to net income of $122,000 or $0.01 per diluted share for the second quarter of the prior year. Net loss for the first six months of fiscal 2020 was $5.5 million or ($0.61) per diluted share compared the net income of $153,000 or $0.02 per diluted share for the first half of fiscal 2019.

FEI CEO, Stan Sloane, commented on second quarter results, “While our financial results were disappointing this quarter, I remain encouraged by the number of new business opportunities we are tracking, around $500 million in potential value. In Q2, we saw some slips in anticipated contract awards that resulted in planned revenues shifting to the right, but this was not the result of lost awards, just timing. The increase in backlog is indicative that these awards are starting to come in now, best illustrated by $40 million in total backlog at quarter end, up from $35 million in the previous period. This does not include contract value which is not yet fully funded or the value of production options which are not yet exercised. Subsequent to the quarter end, we have also added approximately $4 million of additional backlog. We continue to be cash positive and have no debt.

Margin impacts this quarter resulted from additional engineering costs incurred on a few programs that are still in their development phase. Keeping in mind that much of what we do is pushing the state of the art, the amount required to solve complex technical issues can sometimes be unforeseen. This is typical of development programs where the technical issues appear at certain cyclical points in the process, creating a “lumpiness” in the amount of effort needed to resolve them. As we complete development and transition to production on these programs, we would anticipate less cost fluctuation. These programs will generate future top line and bottom line growth once through this transition.”

Fiscal 2020 Selected Financial Metrics and Other Items

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For the six months ended October 31, 2019 satellite related revenues, both for Government/DOD and commercial end use were approximately $9.4 million compared to $11.3 million for the same period of fiscal 2019. Commercial and U.S. Government satellite payload programs accounted for approximately 44% of consolidated revenues, for both fiscal periods.

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For the six months ended October 31, 2019 sales for non-space related U.S. Government/DOD, end use were $9.0 million compared to $10.4 million for the same period of fiscal 2019. Sales for U.S. Government/DOD non-space end use accounted for approximately 42% of consolidated revenues compared to 45% of consolidated revenues for the same period of fiscal 2019.

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Sales for other commercial and industrial applications were approximately $3.2 million for fiscal 2020 compared to $1.4 million for the same period of fiscal 2019. Commercial and industrial applications accounted for approximately 14% of consolidated revenues, compared to 6% for the same period of the prior year.

-	Research and development expense were $3.7 million for the six months of fiscal 2020 compared to $3.3 million for the same period of fiscal 2019

-	For the quarter ended October 31, 2019 the Company generated nominal positive cash flows from operations

-	Backlog at the end of the quarter ended October 31, 2019 was approximately $40 million.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, December 12, 2019, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-844-407-9500. International callers may dial 1-862-298-0850. Ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), use pin 53664 for one week following the call. Subsequent to that, the call can be accessed via a link available on the company’s website through March 16, 2020.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other government, military and commercial, systems including C4ISR, EW, missiles, UAVs, aircraft, secure communications, energy exploration and wireline and wireless communication networks. With over one thousand systems delivered to defense department and commercial customers, Frequency has received more than 100 awards for excellence in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides sub-systems for Electronic Warfare (“EW”) and added resources for state-of-the-art RF microwave products. Frequency's Morion affiliate supplies high-quality, cost effective oscillators and quartz components for commercial applications. Additional information is available on the Company’s website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The statements in this press release regarding future earnings and operations and other statements relating to the future constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1933 or the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “objective,” “seek” “strive,” “might,” “likely result,” “build,” “grow,” “plan,” “goal,” “expand,” “position,” or similar words, or the negatives of these words, or similar terminology, identify forward-looking statements. All statements by the Company that address activities, events or developments that the Company expects or anticipates will occur in the future, including all statements by the Company regarding its expected financial position, revenues, cash flows and other operating results, business position, legal proceedings or similar matters, are forward-looking statements. These statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties, and a number of factors could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements referred to above. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, changes in contractual terms, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made and which reflect management’s analysis, judgments, belief, or expectation only as of such date. Any and all of the forward-looking statements contained in this Form 10-Q and any other public statements made by the Company or its management may turn out to be incorrect. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact information: Stanton Sloane, President, Chief Executive Officer, Steven Bernstein, Chief Financial Officer Martin Bloch, Executive Chairman of the Board

Telephone:     (516) 794-4500         WEBSITE:     www.frequencyelectronics.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Six Months Ended October 31,		Three Months Ended October 31,
	2019	2018	2019	2018
Revenues	$21,641	$23,153	$9,087	$12,142
Cost of Revenues	18,870	14,860	10,269	8,123
Gross Margin	2,771	8,293	(1,182)	4,019
Selling and Administrative	4,743	5,182	2,290	2,642
Research and Development	3,731	3,257	1,450	1,607
Operating Loss	(5,703)	(146)	(4,922)	(230)
Interest and Other, Net	232	276	22	322
(Loss) Income before Income Taxes	(5,471)	130	(4,900)	92
Income Tax Benefit	29	(23)	9	(30)
Net (Loss) Income	$(5,500)	$153	$(4,909)	$122

Net Income (Loss) per share:
Basic and diluted (loss) earnings per share	$(0.61)	$0.02	$(0.54)	$0.01

Average Shares Outstanding
Basic	9,037	8,885	9,072	8,893
Diluted	9,037	9,046	9,072	9,102

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	October 31, 2019	April 30, 2019
	(unaudited)	(unaudited)
	(in thousands)
ASSETS

Cash & Marketable Securities	$10,989	$11,882
Accounts Receivable, Net	4,437	6,362
Costs and Estimated Earnings
in Excess of Billings, Net	8,086	6,670
Inventories, Net	23,280	23,356
Other Current Assets	2,259	3,082
Current Assets Held for Sale	-	1,347
Property, Plant & Equipment, Net	12,708	13,038
Right –of –Use Assets	11,354	-
CSV of Life Insurance	14,640	14,292
Other Assets	4,196	6,540
Non-Current Assets Held for Sale	-	202
	$91,949	$86,771
LIABILITIES AND STOCKHOLDERS’ EQUITY

Lease liability, current	$1,903	$-
Other current liabilities	6,412	4,759
Current Liabilities Held for Sale	-	1,078
Non-Current Lease Liability	9,784	-
Other Long-term Obligations	15,682	15,592
Non-Current Liabilities Held for Sale	-	2,253
Stockholders’ Equity	58,168	63,089
	$91,949	$86,771